Exhibit 18
May 8, 2018
Crocs, Inc.
7477 East Dry Creek Parkway
Niwot CO, 80503

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2018, of the facts relating to the change in inventory costing method for approximately 95% of inventories from the moving average method to the first-in, first-out method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Crocs, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Crocs, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2017. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of Crocs, Inc., or on the financial position, results of operations, or cash flows of Crocs, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2017.
Yours truly,
/s/ Deloitte & Touche LLP